                                                                    EXHIBIT 10.2

                                                              January 30th, 2003

                      BINDING MEMORANDUM OF UNDERSTANDING


THIS MEMORANDUM OF UNDERSTANDING (the "MOU") is executed as of this 30th day of January, 2003, by and between

     (i)  PRAMER S.C.A., in its name and that of its assignees as per section
          6.4 herebelow, ("Pramer"), an Argentine corporation, with offices at Bonpland 1745, Buenos Aires, and

     (ii) CROWN MEDIA INTERNATIONAL, LLC, a Delaware Limited Liability Company, with offices at 6430 South Fiddlers Green Circle, Greenwood Village, CO 80111, in its name and that of its assignees as per section 6.4 herebelow, ("CMI"), formerly known as Hallmark Entertainment Networks, Inc. Each of Pramer and CMI is herein referred to as a "Party" and collectively as the "Parties".

WHEREAS:

     A. Pramer is engaged in the operation, transmission, marketing and distribution of various channels on an advertiser-supported basis via non-standard television on a basic or expanded basic tier (as such terms are commonly understood in the industry) throughout Latin America and the Caribbean.

     B. CMI is a distributor and supplier of television programming throughout the world, and sole owner of a general entertainment television service distributed in Latin America currently named the "Hallmark Channel", consisting generally of 24 hours of programming, featuring series, motion pictures and interstitials (the "Channel").

     C. On November 17th 1998, the Parties executed an International Distribution Agreement (the "International Distribution Agreement") and, in July, 2001, also substantially negotiated an advertising representation agreement (the "Advertising Agreement") which has not been executed between the Parties. The International Distribution Agreement and the negotiated basis of the Advertising Agreement -- insofar consented to - have been governing the Parties' relationship since the referred to dates, and will continue governing the relationship between the Parties in accordance with the "past practice" between the Parties, and subject to the provisions and agreements of this MOU and the Definitive Agreements (as defined below):


(STAMP)
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     D.   Pursuant to the International Distribution Agreement, CMI granted to
          Pramer the right to enter into agreements for the distribution of the Channel in the territories of Argentina, Paraguay and Uruguay (the "Territory").

     E. Pursuant to the unsigned Advertising Agreement, CMI has granted to Pramer the right to sell advertising time within the Channel to national and local advertisers in the Territory.

     F. The Parties have agreed to negotiate in good faith during the next one hundred twenty (120) days, starting as of the date hereof, those definite documents which may be necessary (the "Definitive Agreements") so as to reflect the Parties' new relationship going forward in lieu of that reflected in the International Distribution Agreement and on the agreed behavior under the unsigned Advertising Agreement. It is intended that the Definitive Agreements include the substance of (i) the material terms outlined below including Affiliate Sales, Ad Sales, Operations, Programming and Marketing agreements for all the Territory (excluding any areas traditionally considered part of the United States broadcast territory); (ii) the rights and obligations contained in the preliminary three (3) year business plan attached hereto as Schedule A (the "Business Plan"); and (iii) the rights and obligations contained in the transition plan attached hereto as Schedule C (the "Transition Plan").

     G. The Parties have agreed that the International Distribution Agreement, the agreed behavior under the unsigned Advertising Agreement, and this MOU (the "Pre-existing Agreements) shall continue to govern their relationship until the Parties execute the Definitive Agreements. In the event that the Definitive Agreements are not executed by March 1, 2003, either party will have the right to terminate the Pre-existing Agreements at any time prior to March 31, 2003. If neither party terminates the Pre-existing Agreements within that 30 day period, the Pre-existing Agreements shall continue in accordance with their terms. Further, in the event any of the terms of the International Distribution Agreement or practices of the parties under the unsigned Advertising Agreement are in conflict with any provisions of this MOU, the terms and provisions of the MOU shall prevail over the terms of the International Distribution Agreement and/or the practices of the parties under the unsigned Advertising Agreement both of which shall be applicable insofar as they do not contradict this MOU. To the extent that the Definitive Agreements are not entered into and any of the Pre-Existing Agreements continue to govern the parties' relationship, all references herein to the "Definitive Agreements" and in particular the "Term" and termination rights of the parties described below, will be deemed to include and apply to the Pre-existing Agreements.

THEREFORE, the Parties will use best efforts to negotiate Definitive Agreements containing the following terms:

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SCOPE -- TERM

1.1. CMI grants to Pramer, and Pramer assumes, an exclusive license to exploit the Channel in the Territory in Pramer's name, subject to the following main terms and conditions, and those which will be foreseen in the Definitive Agreements.

1.2. Pramer assumes the obligations referred to in sections 2.1. through 2.8. (the "Obligations"). With the prior written consent of CMI, which shall not be unreasonably denied or insofar it is in accordance with standards provided in advance by CMI, Pramer may assign particular aspects of its Obligations, subcontract, and/or utilize its agents, representatives, affiliates or third parties in order to perform such Obligations (current Pramer representatives and agents to the extent previously discussed with and approved by CMI are considered to be "authorized").

1.3. The term of the Definitive Agreements shall commence on the date hereof and end on December 31, 2005 (the "Term"). The Term will be automatically renewed for a two (2)-year period thereafter, unless a prior notification to the contrary by any Party is served upon the other at least 90 days in advance of the expiration of the original Term. The Obligations of Pramer hereunder will commence on the corresponding dates of each of said Obligations established in the Transition Plan. The Definitive Agreements can also be terminated at any time on 90 days notice after the first year of the Term by either Party if the "EBITDA WITHIN PRAMER" set forth in the Business Plan - attached hereto as Schedule A - is missed by more than 25%. CMI may also terminate the Definitive Agreements, after the first year of the Term if (a) CMI decides in its sole discretion, to discontinue distribution of the Channel in the Territory; (b) CMI is required by its lending banks or its preferred securities holders to terminate the Definitive Agreements by virtue of CMI's failure to meet revenue or expense benchmarks in its loan or preferred securities agreements or (c) CMI or its parent company is merged with or their interest or voting control if assigned to or acquired by an entity unrelated to Hallmark Cards. Notice of termination in any calendar year for any of the foregoing reasons, must be given prior the March 1st of that year and will be effective 180 days after the date of the notice. In the event of termination and if requested by CMI, Pramer agrees to promptly assign any agreements, to which it is a party, concerning services and materials for the Channel, to CMI, who agrees to accept said requested assignment, freeing Pramer from all liabilities arising thereof. This assignment will not impair any economic right accrued in favor of Pramer prior to said assignment. This MOU and the Definitive Agreements may also be terminated by either party, in the event the Technical Services Agreement is terminated for any reason.

1.4. CMI may also elect, in its discretion, to discontinue distribution of the Channel in some countries of the Territory. In this case, the Parties shall review and amend the Business Plan in order to adapt it to the new situation.

1.5. In the event CMI decides, for any reason other that for a failure to perform or other breach by Pramer, to terminate or rescind the Definitive Agreements, it shall

(STAMP)
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                                      -4-


hold Pramer harmless in connection with any third parties who may consider having been affected by such termination.

II. OBJECT

2.1 Distribution

CMI grants to Pramer the exclusive right to solicit offers for affiliation agreements throughout the Territory for the Channel on all television distribution platforms including MDS, MMDS, DBS, DTT, DTH satellite television, localized Internet, digital television, cable television or any other audiovisual medium (other than standard free-to-air television and pay-per-view or video on demand), existing now or in the future, for basic tier or expanded basic tier as commonly understood in the industry (the "Affiliate Sales"). As far as distribution of the Channel over localized Internet, digital television and any other future audiovisual medium is concerned, CMI will use reasonable commercial efforts to clear the rights to programming on the Channel to enable distribution on said distribution mediums in the Territory for which Pramer feels it can obtain affiliation agreements. In the event, however, CMI cannot obtain programming rights, at a reasonable cost and within the agreed parameters of the Business Plan, for a particular distribution platform involving "new technology" (i.e. technology or media other than those over which the Channel is distributed as of the date hereof), Pramer will not be authorized to engage in Affiliate Sales for such "new technology". Pramer's right to conduct the Affiliate Sales of the Channel within the Territory entails the following rights and obligations:

     (a) Pramer will be solely responsible for accounting and billing related to the collection of revenues generated by the Affiliate Sales of the Channel.

     (b) Affiliation agreements for distribution of the Channel in Argentina shall be made between Pramer and the affiliate and payments for such distribution in Argentina shall be made directly to Pramer to an account to be established in Argentina.

     (c) Contracts for distribution of the Channel in Uruguay and Paraguay shall be made by Pramer and payment for such distribution in Uruguay and Paraguay shall be made directly to Pramer's account in New York, U.S.A.

Any affiliation agreements and/or Affiliate's Sales entered into by Pramer involving a group of channels shall clearly indicate the allocation of subscriber fees to the Channel, and to other channels, and such allocation to the Channel shall fairly represent the marketplace value of the Channel.

(STAMP)
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                                      -5-

2.2 Advertising Sales

Pramer is authorized, and has the exclusive right, to solicit offers for advertising agreements for the Channel throughout the Territory utilizing its advertising team. Such rights entail the following rights and obligations:

     (a) Pramer will be the sole party responsible for accounting and billing related with the collection of revenues generated by advertising sales on the Channel made by Pramer in the Territory.

     (b) Agreements with advertisers in Argentina shall be made between Pramer and the advertisers and payments for such advertising placed by these advertisers on the Channel shall be made directly to Pramer to an account to be established in Argentina.

     (c) Agreements with advertisers located in Uruguay or Paraguay shall be made between Pramer and the advertisers, and payments for such advertising placed by these advertisers on the Channel shall be made directly to Pramer's account in New York, U.S.A.

Until execution of the Definitive Agreements, these Obligations shall be performed by Pramer in accordance with the Business Plan and consistent with the agreed terms and past practice of the unsigned Advertising Agreement. CMI will have approval over the rate card used for the Channel and the amount of non-program time on the Channel made available to advertisers and affiliates. All advertising must comply with the written standards regularly specified by CMI. Any and all advertising sales made by Pramer involving a group of channels shall clearly indicate the allocation of the advertising to the Channel, and to other channels, and such allocation to the Channel shall fairly represent the viewer and demographic delivery and ratings of the Channel throughout the Territory.

2.3 Programming of the Channel

2.3.1 Subject to the Business Plan, Pramer is authorized to program the Channel as from the reception from CMI or its affiliated companies or third parties, of television and film programs, consistent with past and current quality, with appropriate rights for the Territory and guidelines for scheduling (the "Materials"). CMI and Pramer will consult as to the programming to be acquired, however, the nature of and terms for acquisition of such programming will be in CMI's discretion, unless the Parties agree that Pramer will negotiate directly for and acquire a portion of the programming. CMI will enter into the license agreements and will be responsible for payment of the license fees for all programming, unless otherwise agreed. The scheduling by Pramer of such programming on the Channel (as well as the mix of programming and non-programming time) will be subject to CMI's approval and Pramer and CMI will meet on at least a monthly basis to discuss and approve the program schedule. It is understood,

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                                      -6-


for purposes of creating a mutually-acceptable Business Plan and program schedule, that CMI remains obligated to license a portion of its programming from Hallmark Entertainment Distribution, LLC under the terms of that certain program license agreement to be provided by CMI in due course to Pramer. In addition, wherever possible, the Parties will utilize programming from the Crown Library, however, CMI will not be precluded from selling such programming directly to other television services in the Territory.

2.3.2 Pramer shall assume responsibility for providing the advertising and promotion services required by the Channel as per the Business Plan. Pramer will develop the promotional materials and create advertising and promotion campaigns in consultation with CMI and in accordance with guidelines, style manuals and tool kits provided by CMI.

2.3.3 For purposes of section 2.3.2 hereof, and subject to the timing foreseen in the Transition Plan, Pramer will be required to undertake the following duties:

     (a) performing all necessary checks on the Materials provided to Pramer for compliance with CMI specifications, promptly reporting any defects or other problems to provider or licensor of the applicable Materials, and to CMI;

     (b) subtitling of Materials where necessary and subject to any consents or approvals required pursuant to any applicable agreement and applicable guidelines supplied by CMI (CMI will own all such subtitling and, if requested, the subtitles will be supplied in "screen" format);

     (c) undertaking all duties connected with "mastering" the Materials supplied to Pramer including the compilation of programming materials and interstitials;

     (d) using its commercially reasonable efforts to prevent the theft, pirating, unauthorized reception or exhibition, copying or duplication of the Materials;

     (e)  producing and distributing appropriate scheduling materials;

     (f) integrating all programming, advertising, promotional, dubbing and subtitling and other non-program materials into the Channel feeds for the Territory and delivering the feeds to the uplink point; and

     (g) providing a suitable "library" for the Channel's programming and promotional materials, including secure storage and backup of these materials.

2.4 Administrative

2.4.1 Pramer will manage the Channel for the Territory as anticipated herein and set out in the Business Plan. For these purposes -- and without being understood as a


(STAMP)
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                                      -7-

limitation - Pramer will be authorized with respect to the Channel, to perform accounting, billing and collection of revenues, payment of all local taxes (as directed by CMI), marketing, promotional and web site expenses, and capital expenses all in accordance and consistent with the Business Plan.

2.4.2 Upon written request, Pramer will co-operate with CMI and provide information (including copies of relevant documentation) related to all the agreements entered into by it in the performance of its Obligations hereunder, and shall comply with all other information requests made by CMI.

2.5 Up-link Arrangements

2.5.1 Pramer will produce and assemble the feed of the Channel at its facilities. This feed will be fully integrated with programming, advertising, promotional and interstitial materials and will comply with CMI's technical standards and specifications as set out in Schedule B. The Channel feed shall continue to be provided to the Affiliates from Pramer's satellite capacity on NSS 806 (the "Pramer Transponder"). Pramer will up-link the feed of the Channel to the Pramer Transponder from its facilities, suitably encoded and complying with CMI's technical standards as specified in Schedule B. Pramer will be responsible for supplying the necessary decoders and other equipment needed by affiliates in Argentina for reception of the feed in the Territory and for paying the cost of the Pramer Transponder according to the terms and conditions set forth in the Distribution Agreement.

2.6 Marketing.

2.6.1 Pramer will manage the Channel marketing according to the Business Plan, with the objective of increasing and maintaining the distribution and subscriber awareness of the Channel.

2.6.2 CMI shall have the right to review all programming logos and other materials to be used as part of the Channel and in advertising and promoting the Channel on other media (other than that supplied by CMI or by third parties whose materials have been pre-approved by CMI). CMI will also have the right of approval over all contests, campaigns, internet sites and other major marketing and promotional efforts for the Channel. Pramer will meet no less than monthly, if requested by CMI, with CMI representatives to discuss marketing and promotion.

2.7 Other obligations

Pramer shall assume any other obligations required by CMI to conduct the business in accordance with the Business Plan, and as may be amended from time to time in writing.

2.8 Expenses Penalty.

(STAMP)
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                                      -8-


Pramer shall only incur the expenses as foreseen in the Business Plan and must obtain CMI's approval prior to exceeding expenses in any category of the Business Plan in any quarter. In case the total annual expenses incurred by Framer after CMI approval exceed those foreseen in the Business Plan, Pramer shall contribute twenty-five per cent (25%) of the amount in excess of said expenses (the "Penalty") up to a maximum total annual amount of US$ 40,000. Even when the expenses are in excess of those foreseen in the Business Plan, no Penalty shall accrue in case the EBITDA of that given year is higher than the one foreseen in the Business Plan for said year.


III. COMPENSATION

3.1. In consideration of the rights granted to Pramer with respect to the Territory, each month during the Term, Pramer will pay to CMI an amount equal to:

     (a) 65% of the Net Advertising Revenues collected with respect to the Territory during the prior month, assuming the clearance of any payments received by checks or credit notes from any such advertisers. "Net Advertising Revenues" for purposes of this section 3.1(a) shall mean the total amount paid to Pramer by the Channel's advertisers, including late fees and interest on overdue amounts net of withholding tax and value added taxes withheld by Advertisers and/or similar taxes and net of customary fees paid to advertising agencies; plus

     (b) 80% of the Net Affiliate Revenues collected during the prior month assuming the clearance of any payments received by checks or credit notes from any affiliates. Net Affiliate Revenues for purposes of this section 3.1(b) shall mean the total amount paid to Pramer by the affiliates in the Territory, including late fees and interest on overdue amounts, net of withholding tax, and value added tax withheld by affiliates and/or similar taxes; minus

     (c) Pramer's costs and expenditures incurred for the performance of this Agreement in accordance with the Business Plan (the "Amounts Payable"). As indicated, Pramer shall be entitled to deduct from the aggregate amount of Net Advertising Revenues and the Net Affiliate Revenues, all its costs and expenditures to be reimbursed according to the Business Plan. If the Amounts Payable exceed the aggregate of Net Advertising Revenues and the Net Affiliate Revenues from Argentina, Uruguay and Paraguay, the relevant amount will be payable to Pramer by CMI.


(STAMP)
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                                      -9-

3.2. Pramer will report, on a monthly basis, the corresponding revenue and general expenses incurred, and will provide a comparison of these revenues and expenses against the Business Plan, all on forms reasonably specified by CMI.

3.3. All financial reports submitted to CMI by Pramer will conform to GAAP and FASB, be submitted on a monthly, quarterly and yearly basis, as requested by CMI, and be retained for a period of at least three years. CMI will have normal audit rights with respect to all revenues and expenses. Pramer will fully co-operate with and provide CMI with any documentation reasonably needed for CMI to file tax returns and/or recover any tax amounts withheld by Pramer, Affiliates or Advertisers hereunder.

3.4. Payments by Pramer and/or CMI, as the case may be, shall be made within 15 days after the end of each month to the following account (which may change from time to time as notified by the Parties):

Payments to CMI:

BANK OF AMERICA - SAN FRANCISCO, CA
ABA # 121000358
A/C #: 1233631813, Swift Code: B of A US6S
BENEFICIARY: CROWN MEDIA INTERNATIONAL, LLC
6430 SOUTH FIDDLERS GREEN CIRCLE, SUITE 500,
GREENWOOD VILLAGE, CO 80111 USA

Payments to Pramer:

CITIBANK N.A., NEW YORK
111 WALL STREET, 19TH FLOOR
NEW YORK, N.Y. 10043 U.S.A.
ABA # 021000089
SWIFT CODE: CITIUS33
BENEFICIARY: PRAMER S.C.A.
BENEFICIARY ACCOUNT: 36228824

3.5. Payments not made by either party in a timely manner pursuant to this Paragraph 3 will incur interest charges at LIBOR rates plus a monthly one per cent (1%) penalty rate calculated over the owed money. In addition, in the event either party defaults in the punctual payment of any amount(s) due the other party under this MOU, including interest thereon (together with any and all reasonable expenses incurred by the party to whom payment is due in enforcing its rights in connection with the collection of such amounts), and this default continues in effect after the defaulting party has been provided with written notice of default and thirty (30) days to cure such default, the non-defaulting party, in addition to all its remedies under this MOU and at law, may terminate this MOU immediately without any liability whatsoever.

(STAMP)


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                                      -10-

IV. TRADEMARKS

CMI will authorize Pramer to use, to the fullest extent which may be necessary and permitted under CMI license's with Hallmark Cards, Inc. or other third parties, any and all trademarks owned or licensed by CMI, and CMI created branding and intellectual property rights, which may be required for use in connection with the Channel and/or the Obligations, in accordance with standards provided by CMI.

V. CMI REPRESENTATIVES

CMI will appoint up to two representatives or employees (the "CMI Representatives") who will be available on Pramer premises for purposes of providing the necessary guidelines, consultation and approvals required from CMI. Pramer agrees to provide office space and support for these CMI Representatives and, if necessary, assistance in obtaining any necessary visas or work permits. The CMI Representatives will have full access to all records and reports which Pramer is required to supply and areas in which Pramer services are rendered.


VI. MISCELLANEOUS

6.1. All programming, advertising, marketing and other materials provided or contracted for by Pramer must comply with any standards of which CMI advises Pramer in writing, including (for as long as the Channel bears the "Hallmark" brand) the standards and requirements set forth in CMI's trademark license agreement with Hallmark Cards, Inc.

6.2. In addition to the financial reports described above, Pramer will provide CMI, on at least a monthly basis, with any reports regarding Pramer's performance as CMI may reasonably request, including reports on the number of subscribers to the Channel, existing or potential advertisers, vendor performance, feedback and communications from vendors, viewers, advertiser and affiliates, internet traffic, and as run advertising and programming logs. Pramer will also provide CMI with access without charge to any and all research and ratings information relating to the Channel and its competitors to the same extent as Pramer has access to this information.

6.3. The Parties will carry out their best efforts to coordinate the transition and future relationship among the different levels of the two companies in accordance with what is foreseen herein.

6.4. Each Party hereto shall bear all costs incurred by it in connection with the transactions contemplated by the Definitive Agreements which shall be considered binding upon the Parties, and their successors and authorized assignees. The Definitive Agreements will not be assignable by either Party except to an entity in common control with that Party or an entity acquiring substantially all of the assets of that Party.

(STAMP)


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                                      -11-

This MOU may not be amended or otherwise modified without the express prior written consent of all Parties hereto.

6.5. Neither Party hereto shall be considered in default or liable for any delay or failure to perform any provision of the Definitive Agreements if such delay or failure arises out of an Act of God, acts of public enemy, war, freight embargoes, unusually severe weather conditions, fires, insurrection, riot, unavailability of material (through no fault of either Party), utilities and fuel shortages, strikes, and other causes beyond the reasonable control of the Party undergoing the force majeure conditions. The Party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this MOU, shall be immediately suspended for the duration of such force majeure conditions. If the force majeure conditions preventing performance by either party continue for a period of more than 15 days, the other party may terminate the Definitive Agreements at any time thereafter.

6.6. The terms of this MOU, the Definitive Agreements, and all reports and other material supplied by any Party hereto that are labeled as "Confidential" are and shall remain the property of such Party (the "Confidential Information"). The Parties agree that the Confidential Information shall not be disclosed to anyone other than authorized personnel, experts and consultants of each Party without the written consent of the Party owning the Confidential Information or as required by law.

6.7. The Definitive Agreements will be governed by and construed and enforced in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable California principles of conflicts of law. Each of the Parties will irrevocably and unconditionally (i) submit itself in any legal action or proceeding relating to the Definitive Agreements to the exclusive jurisdiction or for recognition and enforcement of any judgment in respect thereof to the non-exclusive general jurisdiction, of the courts of the State of California and appellate courts from any thereof; (ii) consent that any such action or proceeding may be brought in such courts and waive any objection that it may now or hereafter have to the venue of any such actions or proceeding was brought in an inconvenient court and agree not to plead or claim the same;
(iii) agree that service of process in any such action or proceeding will be in accordance with the laws of the State of California; and (iv) waive in connection with any such action any and all rights to a jury trial.

6.5. Any notice, consent, authorization, approval or other communication required to be given under the Definitive Agreements must be in writing and sent via facsimile with a copy by certified mail (return receipt requested), or courier addressed to the other Party at its address indicated below (or at such other address as may hereafter be given by such Party). Notice shall be effective upon receipt of the facsimile transmission or hand delivery.

CMI:     6430 South Fiddlers Green Circle

(STAMP)

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                                      -12-


         Suite 500
         Greenwood Village, CO 80111
         Attn: Chief Executive Officer
         CC: Legal Department
         Facsimile: 303-221-3779

Pramer:  Pramer S.C.A.
         Bonpland 1745
         Buenos Aires (1414) Argentina
         Attention: General Manager
         Fax: (5411) 4778-6584

6.9. The Definitive Agreements may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

         PRAMER S.C.A.


    BY: /s/ GUSTAVO RABINSKY                BY: /s/ MARCELO BORNBAU
        -----------------------                 ----------------------
        AUTHORIZED OFFICER                       AUTHORIZED OFFICER

           GUSTAVO RABINSKY            CROWN MEDIA INTERNATIONAL, LLC
       CHIEF OPERATING OFFICER
           PRAMER, S.C.A.


                                            BY: /s/ RUSSELL GIVENS
                                                ----------------------
                                                RUSSELL GIVENS
                                                PRESIDENT AND CEO

ATTACHMENTS:
Schedule A ____________ Business Plan
Schedule B ____________ CMI Technical Standards
Schedule C ____________ Transition Plan